Exhibit 99.1

DGSE Companies, Inc. Reports Fourth Quarter and 2012 Full Year Results

DALLAS--(BUSINESS WIRE)--March 28, 2013--DGSE Companies, Inc. (NYSE MKT: DGSE) (the “Company”) announced today the filing of its Consolidated Financial Statements for the quarter and year ended December 31, 2012.

James Vierling, Chief Executive Officer and Chairman of the Board stated, “2012 was an important year for DGSE Companies, Inc., where we executed on several key initiatives to regain integrity in our financial disclosures and refocus our efforts on our operational objectives and growth opportunities. We are pleased to announce that income from continuing operations, net of one-time expenses, in the fourth quarter of 2012 was $763,716. This means that in the second half of the year our income from continuing operations, net of one-time expenses, exceeded $1.7 million. During 2012, particular emphasis was placed on improving our financial controls, processes and procedures and I am extremely pleased with the work our new CFO, Brett Burford, and his team have done. We are now confident in our ability to accurately and credibly report our financial condition to current and prospective shareholders.”

Vierling continued, “With most of the distractions and expenses of last year behind us, our expectation is that profitability in 2013 will be significantly improved versus 2012.”

Income from continuing operations, net of one-time expenses, is considered a Non-GAAP Measure, and is reconciled to income from continuing operations in the accompanying table.

2012 Summary

  Income from continuing operations in second half of year, net of one-time expenses exceeded $1.7 million
  Restructured entire senior management and accounting group
  Completed major restatement of the Company’s historical financials
  Significantly improved the Company’s financial controls, processes and procedures
  Engaged new independent auditors
  Regained active trading status with the NYSE MKT exchange
  Integrated the Southern Bullion Trading (“SBT”) entity into the Company
  Restructured and increased the Company’s credit line
  Opened 8 new retail locations while closing 3 historically underperforming locations
  Converted SBT locations from focusing only on scrap buying activity, to focusing on buying and selling of all DGSE product lines
  Introduced DGSE manufactured jewelry line, enabling us to better utilize the Company’s diamond inventory while increasing margins on jewelry sales
  Continued to strengthen the relationship with majority shareholder NTR, now part of Elemetal, LLC

Year End 2012 Results

Revenues decreased by $11,282,376 or 8% in Fiscal 2012, to $127,876,610, compared to $139,158,986 in the prior year. This decrease was primarily the result of an industry-wide reduction in bullion demand, which significantly affected our bullion sales, driving a $7,913,158 or 11% decrease in bullion sales. This decrease was partially offset by additional sales related to the acquisition of SBT stores, which occurred in September of 2011.

According to the World Gold Council (“WGC”), the demand for gold bullion in the United States dropped by 32% on a dollar basis in 2012. Scrap purchases were impacted negatively as well, as the WGC also notes that the worldwide supply of recycled gold, excluding India, dropped by 6% in 2012. There was also much less volatility in gold pricing in 2012, which drove less press coverage and had a direct negative impact on retail level transactions.

Gross margin increased in Fiscal 2012 by $4,169,318, to $24,284,053 or 19.0% of revenue, compared to $20,114,735 or 14.5% of revenue in the prior year. This increase is due to margin increases in jewelry and scrap sales, as well as a shift in our sales mix away from the low margin bullion business.

Selling, general and administrative expenses increased $11,597,981 or 88% in Fiscal 2012, to $24,802,391 compared to $13,204,410 in the prior year. This increase was entirely driven by one-time costs, the acquisition of SBT in September of 2011, and the opening of additional non-SBT stores. $5,263,573 was incremental expense related to including SBT stores for a full year in 2012, versus a partial year in 2011 results, while $3,495,637 related to the addition of new non-SBT stores in Fiscal 2012. Additionally, the Company spent $3,176,884 in Fiscal 2012 in relation to the recent restatement and related legal matters. Excluding these expenses, the Company would have seen a slight decrease in its overall expenses for Fiscal 2012.

Depreciation and amortization increased by $390,697 or 128% in Fiscal 2012, to $696,477 compared to $305,780 in the prior year. $170,644 of this increase was driven by recognizing a full year of amortization related to the SBT intangible asset, versus a partial year in 2011. This remaining increase was driven by new assets related to store openings being placed into service, and amortization of deferred financing costs associated with the renewal of our credit facility.

The Company recorded a loss from continuing operations of $1,621,655 in Fiscal 2012, compared to income from continuing operations of $1,600,949 in Fiscal 2011, a reduction of $3,222,604. Excluding $3,176,884 in one-time expenses related to the recent restatement and related legal matters, the Company would have recorded income from continuing operations of $1,555,229 in Fiscal 2012.

Net loss in Fiscal 2012 was $2,311,168 compared to net income of $1,013,535 in Fiscal 2011, a reduction of $3,324,703. The net loss includes $689,513 and $587,414 in 2012 and 2011 respectively related to the discontinued operations of our Superior Galleries subsidiary.

Fourth Quarter 2012 Results

Revenues decreased by $4,029,067 or 10% in the quarter ending December 31, 2012, to $37,502,187, compared to $41,531,254 in the in the quarter ending December 31, 2011. This decrease was primarily the result of an industry-wide reduction in bullion demand.

Gross Margin decreased in the quarter ending December 31, 2012 by $2,870,645, to $7,356,772 or 19.6% of revenue, compared to $10,227,417 or 24.6% of revenue in the prior year quarter.

Selling, general and administrative expenses increased $1,279,541 or 23% in the quarter ending December 31, 2012, to $6,771,623 compared to $5,492,082 in the prior year quarter. This increase was partially driven by one-time expenses of $628,712 related to the recent restatement and related legal matters, as well as expenses related to new store openings.

Depreciation and amortization increased by $108,430 or 78% in the quarter ending December 31, 2012, to $248,217 compared to $139,787 in the prior year quarter. This increase was driven primarily by new assets related to store openings being placed into service.

The Company recorded a gain from continuing operations of $135,004 in the quarter ending December 31, 2012, compared to income from continuing operation of $1,748,096 in the prior year quarter, a reduction of $1,613,092. Excluding $628,712 in one-time expenses related to the recent restatement and related legal matters, the Company would have recorded income from continuing operations of $763,716 in the quarter ending December 31, 2012.

Net income in the quarter ending December 31, 2012 was $135,004 compared to net income of $1,464,307 in the quarter ending December 31, 2011, a reduction of $1,329,303. The net loss includes $0 and $283,789 in the fourth quarters of 2012 and 2011 respectively related to the discontinued operations of our Superior Galleries subsidiary.

Outlook for 2013

Mr. Vierling commented, “With the significant one-time expenses and management distractions associated with the restatement behind us, the Company expects 2013 to show a net profit while funding expansion out of internal cash flow. We have already signed leases and have begun construction on new branches in Texas, South Carolina and Georgia and are excited to provide significant shareholder value in the coming year and beyond.”

  Expansion plans and updates
    8-12 organic store openings funded through internal cash flow in existing markets
    Three leases have been executed in Dallas, Atlanta and Charleston markets. Estimated openings in Second Quarter 2013.
    Evaluation of immediately accretive acquisition opportunities
  Complete the reorganization of accounting, back office and management functionality to support future growth, capable of supporting 150 to 200 stores in the future.
  Continue to leverage strategic relationship with Elemetal
    Expanded offering of Elemetal bullion products in all DGSE locations
    Consolidation of SBT and DGSE corporate functions at Elemetal headquarters in Dallas
    Continue to explore additional strategic business opportunities
  Utilization of deferred tax asset related to net operating losses (currently fully reserved on balance sheet at $9 million)

Mr. Vierling concluded, “Since 2011, through self-funded organic store openings and through the acquisition of SBT, we have grown from 4 stores in 3 states, to 34 stores in 8 states. Remarkably, we did this without increasing our debt. We believe that over the next several years, through additional self-funded growth, the acquisition of accretive businesses using our stock as currency, and by leveraging our strategic relationships, we have the potential to expand to 150-200 locations nationwide with revenues exceeding $500 million. We understand that 2012 was a difficult year for our shareholders, and we would like to thank them for supporting this new management team, and ensure them that our focus in 2013 is on creating shareholder value through profitable expansion.”

Non-GAAP Financial Measures

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company has also disclosed its performance on a non-GAAP basis that eliminates the effect of certain one-time expenses related to its recent restatement and related legal matters. Management believes this income measure provides a more representative assessment of performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results. The following table reconciles the GAAP (loss) income from continuing operations to the non-GAAP income from continuing operations excluding one-time expenses, versus the previous year:

	For the Year Ended December 31,		For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2012	2011	2012	2011	2012	2011

(Loss) income from continuing operations	$(1,621,655)	$1,600,949	$135,004	$1,748,096	$(293,217)	$965,415
One-time expenses*	3,176,884	-	628,712	-	2,035,840	-
Income from continuing operations ex one-time expenses	$1,555,229	$1,600,949	$763,716	$1,748,096	$1,742,623	$965,415

*In Fiscal 2012, one-time expenses related to the restatement of the Fiscal 2009 and Fiscal 2010 consolidated financial statements, and related legal matters

Shareholder Relations

If you would like to schedule an individual meeting with DGSE management please call 972-481-3820 or email investorrelations@dgse.com with your meeting request.

Conference Call

DGSE will hold a conference call this afternoon at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss the Company’s year-end 2012 financial results. To participate in the teleconference, please call in a few minutes before the start time: +877-317-6789 for U.S. callers, +866-605-3852 for Canadian callers and +412-317-6789 for international callers and reference the DGSE conference call (confirmation code 10026741) when prompted. A replay will be available one hour after completion of the call through April 29, 2013 at 8:00 a.m. CT. To access the replay, please dial +877-344-7529 (U.S. callers) or +412-317-0088 (international callers) and reference passcode 10026741. The webcast and archived replay can also be accessed on the Company’s website at www.dgse.com.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, North Carolina, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com, and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com.

The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011

ASSETS
Current Assets:
Cash and cash equivalents	$4,911,087	$5,976,928
Trade receivables, net of allowances	718,501	1,578,892
Inventories	11,932,729	10,717,291
Prepaid expenses	321,709	84,971
Current assets related to continuing operations	17,884,026	18,358,082

Assets related to discontinued operations	-	1,253,676

Total current assets	17,884,026	19,611,758

Property and equipment, net	4,849,937	4,478,957
Intangible assets, net	3,169,840	3,397,367
Other assets	211,069	160,491

Total assets	$26,114,872	$27,648,573

LIABILITIES
Current Liabilities:
Line of credit	$-	$2,999,887
Current maturities of long-term debt	146,949	451,674
Current maturities of capital leases	28,285	21,184
Accounts payable-trade	3,561,794	1,497,492
Accrued expenses	1,250,319	3,017,394
Customer deposits and other liabilities	2,617,592	1,836,748

Current liabilities related to continuing operations	7,604,939	9,824,379

Liabilities related to discontinued operations	-	54,454

Total current liabilities	7,604,939	9,878,833

Line of credit, related party	3,583,358	-
Long-term debt, less current maturities	1,843,062	2,447,336
Capital leases, less current maturities	-	30,914
Total liabilities	13,031,359	12,357,083

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,175,584 and 12,163,943 shares issued and outstanding	121,755	121,639
Additional paid-in capital	34,045,654	33,942,579
Accumulated deficit	(21,083,896)	(18,772,728)
Total stockholders' equity	13,083,513	15,291,490

Total liabilities and stockholders' equity	$26,114,872	$27,648,573

DGSE COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		For the Three Months Ended December 31,
	2012	2011	2012	2011

Revenue:
Sales	$127,876,610	$139,158,986	$37,502,187	$41,531,254
Cost of goods sold	103,592,557	119,044,251	30,145,415	31,303,837
Gross margin	24,284,053	20,114,735	7,356,772	10,227,417

Expenses:
Selling, general and administrative expenses	24,802,391	13,204,410	6,771,623	5,492,082
Depreciation and amortization	696,477	305,780	248,217	139,787
	25,498,868	13,510,190	7,019,840	5,631,869

Operating (loss) income	(1,214,815)	6,604,545	336,932	4,595,548

Other expense (income) :
Loss on settlement of debt with related party	-	4,360,713	-	2,640,713
Other (income) expense, net	(60,093)	29,315	(11,209)	31,060
Interest expense	306,450	573,215	52,654	135,326
	246,357	4,963,243	41,445	2,807,099

(Loss) income from continuing operations before income taxes	(1,461,172)	1,641,302	295,487	1,788,449

Income tax expense	160,483	40,353	160,483	40,353

(Loss) income from continuing operations	(1,621,655)	1,600,949	135,004	1,748,096

Discontinued operations:
Loss from discontinued operations, net of taxes of $0	(689,513)	(587,414)	-	(283,789)

Net (loss) income	$(2,311,168)	$1,013,535	$135,004	$1,464,307

Basic net (loss) income per common share:
(Loss) income from continuing operations	$(0.13)	$0.14	$0.01	$0.16
Loss from discontinued operations	(0.06)	(0.05)	-	(0.02)
Net (loss) income per share	$(0.19)	$0.09	$0.01	$0.14

Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(0.13)	$0.14	$0.01	$0.16
Loss from discontinued operations	(0.06)	(0.05)	-	(0.03)
Net (loss) income per share	$(0.19)	$0.09	$0.01	$0.13

Weighted-average number of common shares
Basic	12,175,361	10,831,971	12,175,584	11,997,108
Diluted	12,175,361	11,201,196	12,350,754	12,366,333

CONTACT:
DGSE Companies, Inc.
C. Brett Burford, 972-484-3662
Chief Financial Officer
investorrelations@dgse.com